U.S. Energy Corp. Receives Nasdaq Notice Regarding Non-Compliance with Continued Listing Standards

DENVER, CO – May 24, 2019 — U.S. Energy Corp. (NASDAQ: USEG) (“U.S. Energy” or the “Company”) today announced that on May 21, 2019, the Nasdaq Stock Market LLC (the “Exchange”) notified the Company that as a result of not having received the Company’s Quarterly Report on Form 10-Q for the period ended March 31. 2019 (the “Form 10-Q”), and because the Company is delinquent in filing its Form 10-K for the year ended December 31, 2018 (the “Form 10-K”), the Company does not comply with the requirements of Nasdaq Listing Rule 5250(c)(1) for continued listing on the Exchange. This notification has no effect on the listing of the Company’s common stock at this time. However, pursuant to the notice, the Company was required to submit a plan (the “Plan”) by May 23, 2019 to comply with the Exchange’s requirements for continued listing.

On May 23, 2019, the Company submitted the Plan to the Exchange. If the Exchange accepts the Company’s Plan, the Exchange may grant an exception of up to 180 calendar days from the Form 10-K’s due date, or until October 14, 2019, to regain compliance. The Company continues to work diligently toward the filing of the Form 10-Q and the Form 10-K with the Securities and Exchange Commission as soon as reasonably practicable.

About U.S. Energy Corp.

We are an independent energy company focused on the lease acquisition and development of oil and gas producing properties in the continental United States. Our business is currently focused in the Williston Basin of North Dakota and in South Texas. We continue to focus on increasing production, reserves, and cash flow from operations while maintaining low levels of leverage. More information about U.S. Energy Corp. can be found at www.usnrg.com.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of the securities laws. All statements other than statements of historical facts included herein may constitute forward-looking statements. These forward-looking statements include, among other things, statements regarding the expected timing for the filing of the Form 10-Q and the Form 10-K, the Company’s ability to regain compliance with the Exchange’s requirements for continued listing and related matters. These statements are subject to risks and uncertainties, including the failure of the Company to file the Form 10-Q and the Form 10-K on their expected timeline, and actual results may differ materially from these statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Corporate Contact:

U.S. Energy Corp.

Ryan Smith

Interim Chief Executive Officer & President

(303) 993-3200

www.usnrg.com